                            SCHEDULE 14A INFORMATION



                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )



    Filed by the Registrant /x/

    Filed by a Party other than the Registrant / /



    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IFR Systems, Inc.
- --------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)



- --------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
/x/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                           NOTICE AND PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS


                                     [Logo]
                                IFR SYSTEMS, INC.

NOTICE OF ANNUAL MEETING -- NOVEMBER 10, 1995

     TO THE SHAREHOLDERS OF IFR SYSTEMS, INC.:

     You are hereby notified that the Annual Meeting of Shareholders of IFR
Systems, Inc., a Delaware corporation,     will be held at the Rolling Hills
Country Club, Wichita, Kansas, on Friday, November 10, 1995 at 10:00 A.M. (C.S.T.) for the following purposes:

     1.   To elect two (2) directors for a term of three years.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors for the current fiscal year ending June 30, 1996.

     3. To transact such other business as may properly come before the meeting.

     The shareholders of record at the close of business on September 11, 1995 are entitled to notice of and to vote at the meeting. PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                               /s/ Charles J. Woodin
                                               Charles J. Woodin
                                               Secretary


Wichita, Kansas
September 25, 1995

                                IFR SYSTEMS, INC.
                              1995 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

     All shareholders of record on September 11, 1995 are entitled to vote at the Annual Meeting to be held on Friday, the 10th day of November, 1995. All shareholders unable to attend such meeting who wish to vote their stock upon the business to be transacted at such meeting are requested to mark, sign and date the accompanying form of proxy and return it in the addressed, postage-paid envelope that is enclosed. The proxy may be revoked at any time before it is voted, and the signing of such proxy will not affect a shareholder's right to vote in person if present at the meeting. All proxies returned and not so revoked will be voted in accordance with their terms.

     As stated in the Notice, the matters to be considered at the meeting are
(i) the election of two directors for a term of three years, (ii) the ratification of the appointment of independent auditors, and (iii) the transaction of such other business as may properly come before the meeting.

     The solicitation of the accompanying form of proxy is made on behalf of the Board of Directors of the Corporation. The expense of the solicitation of the proxies for this meeting will be borne by the Corporation. The solicitation will be made through the use of the mails and by personal solicitation through regular employees of the Corporation who will not be additionally compensated therefor.

     The mailing address of the principal executive offices of the Corporation is IFR Systems, Inc., 10200 West York Street, Wichita, Kansas 67215. This Proxy Statement and the enclosed form of proxy were first sent or given to the shareholders on approximately September 25, 1995.

OUTSTANDING SHARES & PRINCIPAL SHAREHOLDERS

     On September 11, 1995, the Corporation had issued and outstanding 5,491,219 shares of common stock, $.01 par value per share, not including 686,281 treasury shares. Each shareholder is entitled to one vote upon any proposal submitted to the meeting for each share standing of record in his name on September 11, 1995. Based on copies of reports filed with the Securities and Exchange Commission which have been received by the Corporation, the following table sets forth, as of September 11, 1995, the only persons known to be beneficial owners of more than 5% of the Corporation's outstanding common stock:


                                        NAME & ADDRESS OF                 NUMBER OF SHARES         PERCENT OF TOTAL
TITLE OF CLASS                          BENEFICIAL OWNER                 BENEFICIALLY OWNED       SHARES OUTSTANDING
- --------------------------------------------------------------------------------------------------------------------
Common Stock                       Fenimore Asset Management, Inc.            360,350                  6.6 %
                                   118 North Grand Street
                                   Cobleskill, NY 12043

Common Stock                       Dimensional Fund Advisors, Inc.            321,325                  5.9 %
                                   1299 Ocean Avenue
                                   11th Floor
                                   Santa Monica, CA 90401

Common Stock                       State of Wisconsin                         470,600                  8.6 %
                                   Investment Board
                                   P.O. Box 7842
                                   Madison, WI   53707


     The following table contains information concerning beneficial ownership of IFR Systems, Inc. Common Stock as of September 11, 1995, for each Director or nominee for Director, for each Executive Officer named in the Summary Compensation Table on Page 7, and for all Directors and Executive Officers as a group:


                                                                            AMOUNT OF            PERCENT OF TOTAL
    NAME OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP     SHARES OUTSTANDING (1)
- ----------------------------------------------------------------------------------------------------------------------
Oscar L. Tang                                                          89,000 (2)                      1.6%
DIRECTOR

John V. Grose                                                           3,000 (3)                      (*)
DIRECTOR

Wilton W. Cogswell, III                                                10,950 (4) (5)                  (*)
DIRECTOR

Paul E. Reinken                                                        16,250 (3)(9)                   (*)
DIRECTOR

Donald L. Graf                                                          6,400 (4) (7)                  (*)
DIRECTOR

Ralph R. Whitney, Jr.                                                  26,412 (4)                      (*)
DIRECTOR

Alfred H. Hunt, III                                                   202,379 (6)                      3.7%
DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Eugene R. White, Jr.                                                   57,800 (10)                     1.1%
PRESIDENT, PHOTON KINETICS, INC.

Virgil R. Ewy                                                          61,219 (8)                      1.1%
VICE PRESIDENT

Directors and Executive Officers as a Group (11 persons)              707,100 (11)                    12.9%


(1)  (*)Denotes less than 1%.

(2) Includes 40,000 shares held by Mr. Tang as trustee in various trusts for members of Mr. Tang's family and 49,000 shares held by The Tang Fund of which Mr. Tang is president and a director. Excludes 165,000 shares held in trust for the benefit of Mr. Tang and 30,000 shares held by August Associates, an investment partnership in which Mr. Tang is a limited partner, because Mr. Tang does not have the power to vote or dispose of the shares or to direct the voting or disposition of the shares.

(3) Includes 3,000 shares subject to stock options granted under the Corporation's Outside Director Compensation, Stock Option and Retirement Plan, 2,000 shares of which are presently exercisable and 1,000 shares of which may be exercised after November 10, 1995.

(4) Includes 6,000 shares subject to stock options granted under the Corporation's Outside Director Compensation, Stock Option and Retirement Plan, 5,000 shares of which are presently exercisable and 1,000 shares of which may be exercised after November 10, 1995.

(5)  Includes 500 shares owned by a trust of which Mr. Cogswell is trustee.

(6) Includes 100,000 shares subject to presently exercisable stock options granted under the Corporation's Incentive Stock Option Plans, 10,000 shares subject to stock options granted under the Corporation's Nonqualified Stock Option Plan which are exercisable within sixty (60) days after the date of this Proxy Statement, and 432 shares owned by Mr. Hunt's minor children. Mr. Hunt disclaims beneficial ownership of the shares owned by his children.

(7)  Includes 100 shares owned by a trust of which Mr. Graf is trustee.

(8) Includes 23,200 shares subject to presently exercisable stock options granted under the Corporation's Incentive Stock Option Plans and 2,000 shares subject to stock options granted under the Corporation's Nonqualified Stock Option Plan which are exercisable within sixty (60) days after the date of this Proxy Statement.

(9) Includes 10,000 shares owned by Mr. Reinken's children. Mr. Reinken disclaims beneficial ownership of these shares.

(10) Mr. White resigned as President of Photon Kinetics, Inc., effective April 30, 1995.

(11) Includes 175,200 shares such Directors and Executive Officers have the right to acquire under options exercisable presently or within 60 days.


ELECTION OF DIRECTORS

     At the meeting, two directors will be elected by majority vote of those voting. Donald L. Graf and Ralph R. Whitney, Jr., both of whom are members of the present Board, have been nominated for election as directors to hold office until the annual meeting of shareholders in 1998, or until their successor has been elected. The other directors listed below will continue in office until expiration of their terms. If the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for Donald L. Graf and Ralph R. Whitney, Jr., for election as directors of the Corporation. There will not be cumulative voting for the election of a director. If the nominee is unable to serve, an event which the Board of Directors does not anticipate, the proxy will be voted for the person designated by the Board to replace that nominee.
     The following table sets forth the name, age, business background, and tenure as a director of the Corporation of each nominee and director. Except as otherwise indicated the principal occupations of the persons shown in the table have not changed during the last five years. Each person shown has sole voting and investment power with respect to the shares opposite his name except as otherwise indicated in the notes to the table.

NAME, AGE,                        PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
PERIOD SERVED AS DIRECTOR                   DURING PAST FIVE YEARS
- -------------------------------------------------------------------------------
NOMINEES FOR ELECTION FOR A TERM WHICH WILL EXPIRE IN 1998:

DONALD L. GRAF,               Mr. Graf is Senior Vice President and Chief
58,                           Financial Officer of Osborn Laboratories, Inc.
DIRECTOR SINCE 1985           (a wholly-owned subsidiary of Equifax
                              Corporation), a medical testing services company with its Director since 1985 principal offices in Olathe, Kansas. From September 1988 until January 1992, Mr. Graf was Senior Vice
                              President-Finance of Kansas City Southern
                              Industries, Inc.

RALPH R. WHITNEY, JR.,        Mr. Whitney is a principal of Hammond, Kennedy,
60,                           Whitney & Company,  Inc., a private  investment
DIRECTOR SINCE 1985           firm with offices at 230 Park Avenue, New York,
                              New York. Mr. Whitney also serves as Director since 1985 a director of Adage, Inc.; Baldwin
                              Technology Company, Inc.; Excel Industries, Inc.;
                              Keene Corporation and Selas Corporation of
                              America.

DIRECTORS WHOSE TERMS EXPIRE IN 1996:

JOHN V. GROSE                 Mr. Grose is a director and past President of
65,                           Navair, Inc., which sells, services and installs
DIRECTOR SINCE 1992           avionics in military and commercial aircraft.
                              Navair also distributes electronic test and measurement equipment. Head office is in Mississauga, Ontario, Canada. Mr. Grose remains active in the distribution area of the business.

OSCAR L. TANG,                Since September 1993, Mr. Tang has been a
57,                           director of and consultant to New England
DIRECTOR SINCE 1995           Investment Company, L.P. From August 1970 to
                              September 1993 Mr. Tang was the President and
                              Director since 1995 Chief Executive Officer and co-founder of Reich & Tang, L.P., predecessor of New England Investment Company, L.P.

DIRECTORS WHOSE TERMS EXPIRE IN 1997:

WILTON W. COGSWELL, III,      Mr. Cogswell is engaged in the practice of law as
57,                           a sole practitioner in Colorado Springs, Colorado.
DIRECTOR SINCE 1989

ALFRED H. HUNT, III,          Mr. Hunt is the President of the Corporation and
59,                           since 1985 has been its Chief Executive Officer.
DIRECTOR SINCE 1971           He was elected to the additional position of Vice
                              Chairman of the Board in January, 1990.

PAUL E. REINKEN,              Prior to his retirement in July 1983 Mr. Reinken
76,                           was Vice President-Personnel and Public
DIRECTOR SINCE 1987           Relations of Indiana Bell Telephone Company, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During the fiscal year ended June 30, 1995, the Board of Directors met 5 times. The Board of Directors has a Compensation Committee and an Audit Committee. All Board members attended more than 75 percent of the aggregate number of Board meetings and Committee meetings held during the fiscal year ended June 30, 1995.

     The Compensation Committee currently is comprised of Messrs. Cogswell, Graf, Reinken and Tang. The Compensation Committee recommends compensation arrangements for the executive officers and directors of the Corporation. The Compensation Committee met 2 times during the last fiscal year.

     The purposes and functions of the Corporation's Audit Committee are to recommend the engagement or discharge of independent auditors; to review quarterly financial statements prior to issuance; to review year-end financial statements prior to issuance; to review the services from time to time being performed by the independent auditors, including nonaudit services and the fees charged, or to be charged, for all such services; and to make appropriate reports and recommendations to the Board of Directors. The persons who currently are serving on the Audit Committee are Messrs. Cogswell, Graf, Reinken and Whitney. The Audit Committee met 2 times during the last fiscal year.

COMPENSATION OF DIRECTORS

     Directors of the Corporation, other than persons compensated as executive officers of the Corporation, receive an annual retainer, payable in four equal quarterly installments. The amount of the annual retainer for the
year ended   June 30, 1995 was $16,000. Each such director also receives
$1,000 for each Board meeting attended and $800 for each   committee meeting
attended, and participates in the Outside Director Compensation, Stock Option, and Retirement Plan described below. If a director is requested by the Corporation to travel out of town for attendance at a Board meeting or a committee meeting, the director will be reimbursed for reasonable travel expenses.

     In November 1989, the Board of Directors adopted, and the shareholders approved, the IFR Systems, Inc. Outside Director Compensation, Stock Option, and Retirement Plan (the "Outside Director Plan"), pursuant to which directors who are not employees of the Corporation ("Outside Directors") are entitled to receive certain cash compensation, stock options, and retirement benefits, all as described below. The Outside Director Plan is administered by the Compensation Committee. Subject to the provisions of the Outside Director Plan, the Committee is authorized to interpret such provisions and to make any determinations necessary or advisable for the administration of the Outside Director Plan. The Committee has no discretion with respect to the selection of directors who will receive options and retirement benefits, the terms and provisions of the options, or the amount and duration of the retirement benefits, all of which are established by the provisions of the Outside Director Plan.

     The Outside Director Plan provides for the payment of an annual retainer and meeting attendance fees to Outside Directors of the Corporation. Such fees are established annually by the Board of Directors. The Outside Director Plan also provides that the Board of Directors may from time to time establish a program for the deferral of such fees and purchase term life, travel, and accidental death and dismemberment insurance for Outside Directors. The Board of Directors has no present intention to establish a deferral program or purchase any such insurance.

     The Outside Director Plan provides that each Outside Director shall be granted an option to purchase 1,000 shares of the Corporation's common stock on the third business day after the annual meeting of the shareholders of the Corporation held in each of the ten years commencing in 1989. The total number of shares which may be issued under the Outside Director Plan may not exceed 60,000 shares, subject to adjustments for stock splits and stock dividends. Options granted under the Outside Director Plan may be exercised at any time after twelve months after the date of grant. Each of the options granted under the Outside Director Plan is nontransferable except by will or pursuant to the laws of descent and distribution, is exercisable during an optionee's lifetime only by the optionee, and terminates upon the earlier of
(i) nine months after the date the optionee no longer serves as a member of the Board of Directors or (ii) one year after the date of the optionee's death, whether or not he is serving on the Board of Directors at the time of his death. Payment for shares upon the exercise of each such option may be made in cash or in shares of common stock of the Corporation already owned by the optionee on the date of exercise (valued on the basis of fair market value thereof on the date of exercise). The option price per share under the Outside Director Plan shall be equal to 100% of the fair market value on the date of grant.

     Under the Outside Director Plan, each Outside Director may qualify for a retirement benefit in an amount equal to the annual retainer fee in effect for the year immediately preceding his retirement or resignation from the Board of Directors, payable annually, in quarterly installments, for the same number of years of service since 1989. In order to receive such retirement benefits, the Outside Director must have reached age 65 and ceased serving as a director of the Corporation. If an Outside Director dies while serving as a director or following his retirement or resignation from the Board of Directors, any retirement benefits that he would have otherwise been entitled to receive shall be paid to his surviving spouse or personal representative. No retirement benefits are payable for past service as a director in years prior to the approval of the Outside Director Plan by the shareholders in 1989. The retirement benefits are intended to be a non-qualified retirement plan for purposes of the Internal Revenue Code deductible by the Corporation in the year paid. Retirement benefits payable under the Outside Director Plan are an unfunded general obligation of the Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation for the Corporation's Chief Executive Officer and the most highly compensated executive officers whose salary and bonus exceeded $100,000 (named executives), as well as the total compensation paid to each such individual for the Corporation's two previous fiscal years:


                                                                                    -----------------------------------
                                      SUMMARY COMPENSATION TABLE                             Long Term Compensation
                                                                                    -----------------------------------
                                         Annual Compensation                                 Awards             Payouts
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Securities
                                                                                     Restricted    Underlying    LTIP    All Other
       Name and                        Salary       Bonus       Other Annual          Stock        Options/    Payouts Compensation
  Principal Position          Year       ($)         ($)        Compensation          Awards ($)    SARs         ($)      ($)(2)(3)
- ----------------------------------------------------------------------------------------------------------------------------------
Alfred H. Hunt, III           1995    $240,000       $0         $  39,568 (4)        $      0      50,000         0        $13,413
CHIEF EXECUTIVE OFFICER       1994    $215,004       $0         $  68,337 (4)(5)     $ 62,000           0         0        $ 2,150
                              1993    $215,004       $0         $ 108,818 (4)(6)     $136,000      50,000         0        $13,171

Eugene R. White, Jr.(1)       1995    $162,685       $0         $   7,200            $      0           0         0        $47,863
President, Photon             1994    $139,615       $0         $   7,660            $ 62,400           0         0        $   100
KINETICS, INC.                1993    $130,000       $0         $       0            $ 46,800      50,000         0        $   700

Virgil R. Ewy                 1995    $110,610       $0         $   6,041            $       0      5,000         0        $  8,654
VICE PRESIDENT                1994    $110,610       $0         $  16,054 (5)        $  27,312          0         0        $  2,212
                              1993    $110,610       $0         $  32,340 (6)        $  59,883     10,000         0        $  8,104




(1) Mr. White resigned as President of Photon Kinetics, Inc. effective April 30, 1995.

(2) Includes fiscal 1995 company contributions to the IFR Systems, Inc. Employees Profit Sharing Plan of $8,613 for Mr. Hunt and Mr. White, and $6,352 for Mr. Ewy, and fiscal 1995 contributions to the Savings (401K) Plan of $4,800 for Mr. Hunt and $2,302 for Mr. Ewy, respectively.

(3)  Includes severance pay for Mr. White totaling $39,250.

(4)  Includes life insurance premiums for Mr. Hunt totalling $23,000.

(5) Other annual compensation includes gross up payments for estimated tax liabilities incurred on the vesting of restricted stock grants on June 30, 1994, such that $31,000 and $13,656 was paid to Mr. Hunt and Mr. Ewy, respectively.

(6) Other annual compensation includes gross up payments for estimated tax liabilities incurred on the vesting of restricted stock grants on June 30, 1993, such that $68,000 and $29,942 was paid to Mr. Hunt and Mr. Ewy, respectively.

                                                                              7

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning Options/SAR's granted during fiscal 1995 to the named executives.


                  Individual Grants
- ------------------------------------------------------------------------------------------------------------------------------------
                        Number of       % of Total                                                     Potential Realizable Value at
                        Securities      Options/SARs                                                      Assumed Annual Rates of
                        Underlying      Granted to       Exercise or                                      Stock Price Appreciation
                       Options /SAR's   Employees in     Base Price      Date           Expiration            for Option Term
 Name                  Granted (#)      Fiscal Year(2)   ($/Share)    Exercisable (1)      Date             5% ($)       10% ($)
- -----------------------------------------------------------------------------------------------------------------------------------
Alfred H. Hunt, III      10,000           4.2%            $11.375      6/19/96           6/19/05           $71,500       $181,000
                         10,000           4.2%            $11.375      6/19/97           6/19/05           $71,500       $181,000
                         10,000           4.2%            $11.375      6/19/98           6/19/05           $71,500       $181,000
                         10,000           4.2%            $11.375      6/19/99           6/19/05           $71,500       $181,000
                         10,000           4.2%            $11.375      6/19/00           6/19/05           $71,500       $181,000

Virgil R. Ewy             1,000           0.4%            $11.375      6/19/96           6/19/05            $7,200        $18,000
                          1,000           0.4%            $11.375      6/19/97           6/19/05            $7,200        $18,000
                          1,000           0.4%            $11.375      6/19/98           6/19/05            $7,200        $18,000
                          1,000           0.4%            $11.375      6/19/99           6/19/05            $7,200        $18,000
                          1,000           0.4%            $11.375      6/19/00           6/19/05            $7,200        $18,000



(1) The options to Mssrs. Hunt and Ewy were granted at a price equal to fair market value on the date of grant (June 19).

(2) In fiscal 1995, options to purchase 250,400 shares of the Company's stock were granted to 19 individuals.

(3) No options were granted to Mr. White during fiscal 1995. Mr. White resigned as President of Photon Kinetics, Inc. effective April 30, 1995.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table summarizes options exercised during 1995 and presents the value of unexercised options held by the named executives at fiscal year end:

                                                                    Number of
                                                                    Securities                    Value of
                                                                    Underlying                   Unexercised
                                                                    Unexercised                  In-the-Money
                                                                    Options on                   Options on
                                                                   June 30, 1995                June 30, 1995
                         Shares Acquired      Value         --------------------------------------------------------
Name                     on Exercise (#)     Realized ($)   Exercisable / Unexercised    Exercisable /Unexercised
- --------------------------------------------------------------------------------------------------------------------
Alfred H. Hunt, III            17,775        $35,550         100,000 / 80,000             $510,000 /  $165,000

Virgil R. Ewy                      --             --          23,200 / 11,000             $75,662  /   $31,125

Eugene R. Wright, Jr. (1)      30,000       $112,500              --      --                   --    --


(1) Mr. White resigned as President of Photon Kinetics, Inc. effective April 30, 1995.



COMPENSATION PURSUANT TO PLANS

     INCENTIVE BONUS PLAN. In March, 1992 the Board of Directors approved an Incentive Bonus Plan (the "Plan") effective July 1, 1992, pursuant to which a pool of bonus monies equal to a percentage of the base compensation of the Plan participants would be established, provided that the Corporation's income before income taxes and bonuses for the fiscal year exceed specified performance goals. All salaried and hourly employees are participants in the Plan, with the exception of the President of the Corporation and the President of its wholly-owned subsidiary, Photon Kinetics, Inc. ("Photon"). No funds were earned under the Incentive Bonus Plan during the fiscal year ended June 30, 1995.

     In May 1993, the Board of Directors approved an executive management Incentive Bonus Plan effective July 1, 1993, whereby a bonus equal to a percentage of base compensation will be paid, provided that the Corporation's performance meets certain criteria. Executive management of Photon Kinetics must achieve a specified goal of income before income taxes and bonus for Photon Kinetics on a stand-alone basis, before bonus is paid. Executive management of IFR, excluding Mr. Hunt, must achieve a specified goal of income before income taxes and bonus for IFR on a stand-alone basis.

     RESTRICTED STOCK GRANT PLAN. In 1988 the Corporation adopted a Restricted Stock Grant Plan (the "Stock Grant Plan") pursuant to which shares of the Corporation's common stock may be granted to officers and other key employees of the Corporation. The amount and the recipients of grants are determined by the Compensation Committee. Shares granted under the Stock Grant Plan are subject to restrictions consisting of (i) a prohibition against any sale or transfer of the shares (other than resale of the shares to the Corporation pursuant to the terms of the Stock Grant Plan) and (ii) the obligation of the participant to resell any shares which are not fully vested to the Corporation at the price paid for them if the participant leaves the employment of the Corporation for any reason prior to the expiration of such period or periods of time after the shares are granted to him as may be established by the Compensation Committee at the time the grant is made. The Compensation Committee may impose vesting requirements of up to ten years on any shares granted to a participant under the Stock Grant Plan, but it is not required to impose any such restrictions.

     INCENTIVE STOCK OPTION PLANS. The Corporation has two Incentive Stock Option Plans which were adopted in 1985 (the "1985 Plan") and 1988 (the "1988 Plan"), respectively. Under the terms of both the 1985 Plan and the 1988 Plan, options may be granted to officers and other key employees who are regular full-time employees of the Corporation. The amount and recipients of options are determined by the Compensation Committee. Generally, no employee may be granted options which first become exercisable in any calendar year for common stock having an aggregate fair market value (determined as of the date of grant) in excess of $100,000. Options granted under both the 1985 Plan and the 1988 Plan are granted at fair market value and expire not more than ten years from the date of grant.

     NONQUALIFIED STOCK OPTION PLAN. The Corporation has a Nonqualified Stock Option Plan which was adopted in 1992 (the "1992 Plan"). Under the terms of the 1992 Plan, all employees of the Corporation and its subsidiaries, including executive officers, are eligible to be granted options. A total of 500,000 authorized but unissued or treasury shares of the Corporation's Common Stock were reserved for grant under the 1992 Plan.
A committee appointed by the Board of Directors, consisting of not fewer than three directors, select the employees whom options are granted, and determine the number of shares covered by each option, the purchase price, time of exercise and other terms. None of the Committee members may be officers of the Corporation or eligible to participate in the 1992 Plan.

AGREEMENT RELATING TO TERMINATION OF EMPLOYMENT. An agreement was entered into with Mr. Hunt effective March 1, 1989 which provides that the Corporation shall pay to Mr. Hunt an amount equal to 2.95 times the average annual compensation earned by Mr. Hunt over the previous five years and certain other benefits, in the event of a Change in Control of the Corporation (as defined below) and in the further event, that within two years following any such Change in Control, Mr. Hunt's employment by the Corporation is terminated either by the Corporation for a reason other than serious misconduct, death, normal retirement or total and permanent disability or by Mr. Hunt for good reason (as such term is defined in the agreement). In addition, following a Change in Control and termination of employment, the Corporation shall (i) maintain in force, for the benefit of Mr. Hunt, retirement, disability and medical insurance benefits for a period of three years, and until the year 2002, the $1 million life insurance policy referred to above, and (ii) pay to Mr. Hunt the amount of any federal or state tax incurred by him as a result of receiving "excess parachute payments" (as defined in the Internal Revenue Code) under the agreement. For purposes of the agreement, a Change in Control of the Corporation means any event of a nature that would be required to be reported to the Securities and Exchange Commission in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, provided that, without limitation, a Change in Control shall be deemed to have occurred if: (a) any person (within meaning of Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) or group of persons becomes the beneficial owner, directly or indirectly, of shares of common stock of the Corporation representing 20% or more of the shares of voting stock of the Corporation; or (b) during any period of two consecutive years, individuals who at the beginning of such period were members of the Corporation's Board of Directors cease to constitute a majority of the Board of Directors, unless the election of each director who was not a director at the beginning of such period was approved by at least two-thirds of the directors then still in office. No Change in Control shall be deemed to have occurred if the person or group acquiring control of the Corporation includes Mr. Hunt. The agreement is for a term ending on December 31, 1995, but is automatically renewed, prior to a Change in Control, for successive one-year terms unless terminated as provided in the agreement; after a Change in Control, the agreement extends for a further three-year term after its next anniversary date.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board (the "Committee"), composed of four nonemployee Directors, is responsible for establishing an executive compensation policy and plan for the Corporation.

     OVERALL POLICY. The Committee's principal objective in setting a compensation policy is to develop a program designed to attract and retain executives who are most likely to enhance the profitability of the Corporation and create value for its shareholders.
     To achieve this objective a compensation program was developed which establishes annual base salaries and provides for bonus awards under certain conditions. The program also includes incentives, principally tied to increased value of the common stock of the Corporation.
   In its decision making, the Committee makes use of the following principles:
      - A pay-for-performance philosophy ensuring that overall compensation of executives reflects IFR's progress toward attainment of its goals.
      - Use of stock options and restricted stock grants to balance IFR's short and long-term goals.
      - Target executive compensation levels at rates consistent with those of comparable companies.
      - Encourage stock ownership by executives with the objective of promoting a common interest with the shareholders in maximizing stock value.

     ANNUAL EXECUTIVE COMPENSATION. The Committee, with input from the Chief Executive Officer, determines annual salary levels for the executive group. The Committee also administers stock option and restricted stock awards and determines the key employees to whom awards are to be granted as well as the number of options or shares to be awarded.

     Base salaries are targeted at the median base salaries of comparable companies. Factors considered in setting base salaries also include level of responsibilities and prior experience and achievements. If corporate financial objectives are attained, the addition of bonus awards permits executivesto move into the upper quartiles of annual compensation in relation toexecutive levels of comparable companies. The incentive bonus plan is explained on page 8 of this Proxy Statement.

     The Corporation's restricted stock grant compensation combines elements of short-term compensation and longer term incentives. Stock grants may be used to reward executives who have been responsible for successful past results and to attract skilled management by providing stock for "sign-on" bonus use. In either case, stock ownership is intended to provide an additional incentive for executive management based on long-term results and growth in stock value.

     INCENTIVE COMPENSATION. The Corporation's incentive program consists primarily of stock options and stock ownership incentives provided byrestricted stock grants as described above. Stock options have never been granted at less than the then-current market price of the Corporation's common stock and provide value to the executive only with appreciation in the stock price. The options granted by the Corporation (under the incentive plans described at pages 8 and 9) generally are exercisable for a period of up to ten years and vest based on continued employment over a period of time, which may vary in the discretion of the Board of Directors but typically has been five or six years in almost all cases. This combination of features encourages loyalty, continued employment and identification of key employee's interests with those of shareholders in longer-term corporate goals.

     1995 COMPENSATION FOR EXECUTIVES (OTHER THAN THE CHIEF EXECUTIVE OFFICER)

     IFR's compensation programs are designed to retain and motivate key executives. Salaries are also reviewed with comparable companies' in our industry. Consistent with this policy, certain increases were granted. The financial objectives for fiscal 1994 were not achieved and no bonuses were paid. An incentive stock option grant of 50,000 shares was made to Mr. Arnold, General Manager, IFR Wichita.

     1995 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. In setting fiscal 1995 salary and bonus award levels for the Chief Executive Officer, the Committee reviewed IFR's fiscal 1994 financial performance compared to the Company's 1994 financial plan. Compensation and performance of comparable companies were reviewed to assure consistency.

     Net income and return on equity did not meet the objectives set in the financial plan. Balancing the performance factors, the CEO's salary was increased to equal the mid-point of pay received by peer companies. No bonus was paid in fiscal 1995. Mr. Hunt received an incentive stock option grant of 50,000 shares from the previously described stock option plans.

     COMPENSATION COMMITTEE. Wilton W. Cogswell, Donald L. Graf, Paul E. Reinken, and Oscar L. Tang

STOCK PERFORMANCE GRAPH

     The following graph sets forth the five-year cumulative total return on the Common Stock of the Corporation as well as the total returns on the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Non-Financial Stocks:

                                                               [GRAPH]

                                                               LEGEND

                                                                                     June 30,
     Symbol         CRSP Total Returns Index for:           06/29/90  06/28/91  06/30/92  06/30/93  06/30/94  06/30/95
- --------------------------------------------------------    ----------------------------------------------------------
[SQUARE SYMBOL]     IFR Systems, Inc. Common Stock          100.0     77.9      54.5      88.3      80.5      122.1
[STAR SYMBOL]       Nasdaq Stock Market (U.S. Companies)    100.0     105.9     127.3     160.0     161.6     215.3
[TRIANGLE SYMBOL]   Nasdaq Non-Financial Stocks             100.0     104.4     120.1     149.7     146.0     198.1
                    SIC 0100-5999, 7000-9999 US & Foreign

NOTES:    A.   THE LINES REPRESENT MONTHLY INDEX LEVELS DERIVED FROM COMPOUNDED DAILY
               RETURNS THAT INCLUDE ALL DIVIDENTS.
          B.   THE INDEXES ARE REWEIGHTED DAILY, USING THE MARKET CAPITALIZATION ON THE
               PREVIOUS TRADING DAY.
          C.   IF THE MONTHLY INTERVAL, BASED ON THE FISCAL YEAR-END, IS NOT A
               TRADING DAY, THE PRECEDING TRADING DAY IS USED.
          D.   THE INDEX LEVEL FOR ALL SERIES WAS SET TO $100.0 ON 06/29/90.

CERTAIN RELATIONSHIPS

     Mr. Grose, a director of the Corporation, is also a director and past President of Navair Inc., Mississauga, Ontario. Navair is the exclusive distributor of IFR products in Canada, which accounted for more than 25% of Navair's sales during its most recent fiscal year. During the Corporation's fiscal year ended June 30, 1995, Navair's purchases from the Corporation totaled $1,860,192 (less than 4% of the Corporation's gross revenues). This relationship is expected to continue during the current fiscal year. Mr. Grose inadvertently filed his Form 5 for the last fiscal year 9 days late. Such form covered one transaction, an option granted to purchase 1,000 shares of the Corporation's common stock under the Outside Director Plan.

APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee recommended and the Board of Directors of the Corporation appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Corporation for the current fiscal year ending June 30, 1996. Although there is no requirement that such appointment be submitted to a vote of the shareholders, the Board of Directors believes that the shareholders should be afforded the opportunity to ratify the appointment. If the shareholders do not ratify the appointment, the Board of Directors, in its discretion and without further vote of the shareholders, will select another firm to serve as independent auditors for the current fiscal year.

     Ernst & Young LLP has served as independent auditors for the Corporation continuously since 1971 and is considered by the directors to be well qualified. The Board of Directors therefore recommends a vote FOR ratification of the appointment of Ernst & Young LLP and if the enclosed proxy is duly executed and received in time for the meeting and if no contrary specification is made as provided therein, it is the intention of the persons named therein to vote the shares represented thereby for ratification of such appointment. The affirmative vote of the majority of the shares represented at the meeting is required for ratification of the appointment.

     A representative of Ernst & Young LLP is expected to be present at the shareholder meeting and will have the opportunity to make a statement if he desires to do so. Ernst & Young LLP has indicated that it presently does not intend to make a statement but that its representative will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

     May 28, 1996, is the date by which shareholder proposals intended to be presented at the 1996 annual meeting of shareholders must be received by the Corporation to be considered for inclusion in the proxy materials relating to that meeting.

OTHER MATTERS

     The Annual Meeting is called for the purposes set forth in the "Notice of Annual Meeting". The Board of Directors has not been informed of any matters other than those stated in the Notice that are to be presented at the meeting. If any other business is brought before the meeting, the persons named in the proxy will vote according to the recommendations of the Board of Directors of the Corporation.


                                   BY ORDER OF THE BOARD OF DIRECTORS


                                                 /s/ Charles J. Woodin
                                                 SECRETARY
IMPORTANT:

     Please immediately mark, sign, date and return your Proxy in the enclosed stamped, addressed envelope. If you attend the meeting, and if you so desire, you may withdraw your Proxy and vote in person. THANK YOU FOR ACTING PROMPTLY. 12

[LOGO]

PROXY
ANNUAL MEETING OF SHAREHOLDERS - NOVEMBER 10, 1995
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Alfred H. Hunt, III, and Charles J. Woodin, and each of them, proxies with full power of substitution to vote for the undersigned all shares of common stock of IFR Systems, Inc. which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on November 10, 1995, at 10:00 a.m. (C.S.T.), and any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or to refrain from voting as checked below upon the following matters, and otherwise in their discretion:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING:

     1.   Election of Directors         Nominees:  Donald L. Graf and Ralph R.
                                                   Whitney, Jr.
               / /  FOR all nominees listed above
                    (except authority is withheld to vote for the following named nominee, (if any)).

_______________________________________________________________________________

               / /  WITHHOLD AUTHORITY to vote for all nominees listed above.

     2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the current fiscal year ending June 30, 1996.

              / / FOR   / / AGAINST   / / ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" NOMINEES IN ITEM 1 AND "FOR" ITEM 2.

               (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting, the Proxy Statement dated September 25, 1995, and the Corporation's 1995 Annual Report. The undersigned hereby revoke any proxy or proxies heretofore given.

     DATE: ___________________________________, 1995.

     Number of Shares:

Signature of Shareholder or Shareholders

______________________________________________________________
______________________________________________________________
______________________________________________________________

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give full titles.